SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Global Allocation Fund
Neuberger Berman Dynamic Real Return Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund

Date: October 31, 2012

SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE B

RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman Global Allocation Fund	0.15%
Neuberger Berman Dynamic Real Return Fund	[0.00%]
Neuberger Berman Risk Balanced Commodity Strategy Fund	0.15%

Date:  October 31, 2012